EXHIBIT 99.1
J.JILL, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS

Quincy, MA – March 15, 2018 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the fourth quarter and fiscal year ended February 3, 2018.

Paula Bennett, President and CEO of J.Jill, Inc. stated, “2017 was a year of growth and learnings. While we finished the year with positive trends, there are also challenges that are being addressed. For the fourth quarter, we delivered positive comp performance of almost 9% driven by strong retail performance, and by the actions we took to clear inventory. Within our Direct channel, we completed the rollout of our new e-commerce platform, however results have not met expectations. As we turn to 2018, the teams are taking important learnings from 2017 and incorporating them throughout the business. Reigniting momentum in the Direct business and using this channel to capture market share is our top priority.”

For the fourth quarter ended February 3, 2018:
—	Total net sales for the fourteen weeks ended February 3, 2018 were $188.7 million versus $166.9 million for the thirteen weeks ended January 28, 2017.
—	Total company comparable sales increased by 8.9%. This includes comparable store and direct to consumer sales on a thirteen week basis.
—	Direct to consumer net sales represented 46.6% of total net sales, compared to 48.8% in the fourth quarter of fiscal 2016.
—	Gross profit increased to $117.3 million from $105.5 million in the fourth quarter of fiscal 2016. Gross margin was 62.2% compared to fourth quarter gross margin of 63.2% in fiscal 2016.
—
SG&A was $105.6 million compared to $94.6 million in the fourth quarter of fiscal 2016. Fourth quarter 2017 SG&A included approximately $2.3 million of non-recurring expenses. Fourth quarter 2016 SG&A included $2.9 million of non-recurring expenses. Excluding the nonrecurring expenses from both this year’s and last year’s figures, fourth quarter SG&A as a percentage of total net sales was 54.8% versus 55.0% for the fourth quarter of 2016.

—	Income from operations, inclusive of non-recurring SG&A expenses, increased to $11.7 million from $10.8 million in the fourth quarter of fiscal 2016.
—
Adjusted EBITDA* for the fourth quarter of fiscal 2017 increased by 7.6% to $24.2 million from $22.5 million in the fourth quarter of fiscal 2016. As a percentage of total net sales, Adjusted EBITDA was 12.8% compared to 13.5% in the fourth quarter of fiscal 2016.

—	Interest expense decreased to $4.7 million from $5.0 million in the fourth quarter of fiscal 2016, including the impact of a $5.0 million open market repurchase of the Company’s term loan.
—
Income tax benefit was $22.4 million compared to income tax expense of $3.7 million in the fourth quarter of fiscal 2016, and the effective tax rate was (320.3%) compared to 64.7% in the fourth quarter of 2016. The U.S. Tax Cuts and Jobs Act, enacted in December 2017, significantly reduced the federal corporate income tax rate, and required the Company to revalue its deferred income tax liabilities based on the lower enacted federal corporate income tax rate, resulting in a one-time benefit of $24.0 million.

—	Diluted earnings per share was $0.67, including the impact of one-time expenses and tax reform compared to $0.05 in the fourth quarter of fiscal 2016.
—
Adjusted diluted earnings per share* for the fourth quarter of fiscal 2017, which excludes non-recurring expenses and other one-time items, including tax reform, affecting diluted earnings per share, was $0.13 compared to $0.08 in the fourth quarter of fiscal 2016.

For the fiscal year ended February 3, 2018:
—	Total net sales for the fifty-three weeks ended February 3, 2018 were $698.1 million versus $639.1 million for the fifty-two weeks ended January 28, 2017.
—	Total company comparable sales increased by 6.4%. This includes comparable store and direct to consumer sales on a fifty-two week basis.
—	Direct to consumer net sales represented 43.1% of total net sales compared to 43.2% in fiscal 2016.
—	Gross profit increased to $464.1 million from $427.9 million in fiscal 2016. Gross margin was 66.5% compared to 67.0% in fiscal 2016.
—
SG&A was $394.9 million compared to $368.5 million in fiscal 2016. For fiscal 2017, SG&A included $7.2 million of non-recurring expenses. For fiscal 2016, SG&A included $9.7 million of non-recurring expenses. Excluding these non-recurring expenses in both years, SG&A as a percentage of total net sales was 55.5% compared to 56.1% for fiscal 2016.

—	Income from operations, inclusive of non-recurring SG&A expenses, increased to $69.2 million from $59.4 million for fiscal 2016.
—
Adjusted EBITDA* for fiscal 2017 increased by 6.8% to $113.5 million from $106.2 million in fiscal 2016.  As a percentage of total net sales, Adjusted EBITDA was 16.3% compared to 16.6% for fiscal 2016.

—
Interest expense was $19.3 million, including $0.7 million of accelerated deferred financing amortization due to the voluntary pre-payment of $20.0 million in the second quarter and a $5.0 million open market repurchase of the Company’s term loan in the fourth quarter, compared to $18.7 million for fiscal 2016.

—
Income tax benefit was $5.4 million compared to income tax expense of $16.7 million in fiscal 2016, and the effective tax rate was (10.9%) compared to 40.9% in fiscal 2016. The U.S. Tax Cuts and Jobs Act, enacted in December 2017, significantly reduced the federal corporate income tax rate, and required the Company to revalue its deferred income tax liabilities based on the lower enacted federal corporate income tax rate, resulting in a one-time benefit of $24.0 million.

—	Diluted earnings per share was $1.27, including the impact of one-time expenses and tax reform compared to $0.55 in fiscal 2016.
—
Adjusted diluted earnings per share* for the full fiscal year 2017, which excludes net non-recurring expenses and other one-time items, including tax reform, affecting diluted earnings per share, was $0.79 compared to $0.68 in fiscal 2016.

J.Jill follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2017 (the fifty-third week). The fifty-third week contributed approximately $9.2 million in sales and approximately $0.02 in adjusted diluted earnings per share.
The Company ended the fourth quarter fiscal 2017 with $26.0 million in cash. Inventory at the end of the fourth quarter fiscal 2017 increased to $80.6 million, and includes approximately $8.4 million from March deliveries captured in the fifty-third week of fiscal 2017, compared to $66.6 million at the end of the fourth quarter fiscal 2016. The Company opened two stores and closed one store in the fourth quarter and ended the quarter with 276 stores.
* Non-GAAP financial measures.  Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.
Outlook
In light of current business trends and the challenges in our Direct business, the Company expects for the first quarter of fiscal 2018 total comparable sales to decrease in the mid-single digit range.  Diluted earnings per share are expected to be in the range of $0.18 to $0.20, compared to diluted earnings per share of $0.22 and Adjusted Diluted Earnings per Share of $0.24 in the first quarter of fiscal 2017. Diluted earnings per share for the first quarter of fiscal 2018 assumes a $0.04 benefit versus the prior year from the U.S. Tax Cuts and Jobs Act (primarily the lower U.S. corporate income tax rate), which is expected to reduce the company’s effective income tax expense rate to approximately 26%.

Conference Call Information
A conference call to discuss fourth quarter and fiscal year 2017 results is scheduled for today, March 15, 2018, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 5491018 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.
A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 5491018. The telephone replay will be available until Thursday, March 22, 2018.
About J.Jill, Inc.
J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, relaxed, inspired style that reflects the confidence and comfort of a woman with a rich, full life. J.Jill offers a guiding customer experience through more than 270 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.JJill.com. The information included on our website is not incorporated by reference herein.
Non-GAAP Financial Measures
To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:
—
Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses, primarily consisting of outside legal and professional fees associated with the initial public offering and subsequent transition to a public company. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

—
Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses and one-time items, primarily consisting of outside legal and professional fees associated with the initial public offering and subsequent transition to a public company.  We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

—
Adjusted Earnings per Share (“Adjusted EPS”) represents Adjusted Net Income divided by the number of shares outstanding.  Adjusted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, or any single financial measure to evaluate our business.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.”  Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in the Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
(Tables Follow)

J.Jill, Inc.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(Amounts in thousands, except share and per share data)

	For the Fourteen Weeks Ended	For the Thirteen Weeks Ended
	February 3, 2018	January 28, 2017
Net sales	$188,672	$166,917
Cost of goods sold	71,344	61,444
Gross profit	117,328	105,473
Selling, general and administrative expenses	105,609	94,643
Operating income	11,719	10,830
Interest expense	4,736	5,040
Income before provision for income taxes	6,983	5,790
Income tax (benefit) provision	(22,365)	3,745
Net income and total comprehensive income	$29,348	$2,045
Net income per common share attributable to common shareholders
Basic	$0.70	$0.05
Diluted	$0.67	$0.05
Weighted average number of common shares outstanding
Basic	41,906,414	43,747,944
Diluted	43,499,744	43,747,944

	For the Fifty-Three Weeks Ended	For the Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017
Net sales	$698,145	$639,056
Cost of goods sold	234,065	211,117
Gross profit	464,080	427,939
Selling, general and administrative expenses	394,893	368,525
Operating income	69,187	59,414
Interest expense	19,261	18,670
Income before provision for income taxes	49,926	40,744
Income tax (benefit) provision	(5,439)	16,669
Net income and total comprehensive income	$55,365	$24,075
Net income per common share attributable to common shareholders
Basic	$1.32	$0.55
Diluted	$1.27	$0.55
Weighted average number of common shares outstanding
Basic	41,926,157	43,747,944
Diluted	43,571,746	43,747,944

Note 1: These financial statements are unaudited and are subject to normal and recurring year-end adjustments, which may have a material impact on reported balances. Additionally, statements do not include footnotes.

J.Jill, Inc.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except common unit and common share data)

	February 3, 2018	January 28, 2017
Assets
Current assets:
Cash	$25,978	$13,468
Accounts receivable	4,733	3,851
Inventories, net	80,591	66,641
Prepaid expenses and other current assets	21,166	18,559
Receivable from related party	—	1,922
Total current assets	132,468	104,441
Property and equipment, net	118,420	102,322
Intangible assets, net	148,961	163,483
Goodwill	197,026	197,026
Other assets	682	1,033
Total assets	$597,557	$568,305
Liabilities and Shareholders’ / Members’ Equity
Current liabilities:
Accounts payable	$53,962	$38,438
Accrued expenses and other current liabilities	48,759	46,121
Current portion of long-term debt	2,799	2,799
Total current liabilities	105,520	87,358
Long-term debt, net of discount and current portion	238,881	264,440
Deferred income taxes	46,263	73,511
Other liabilities	27,577	20,132
Total liabilities	418,241	445,441
Commitments and contingencies
Shareholders’ / Members’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 43,752,790 and zero shares issued and outstanding at February 3, 2018 and January 28, 2017, respectively	437	—
Common units, zero par value, zero and 1,000,000 units authorized, issued and outstanding at February 3, 2018 and January 28, 2017, respectively	—	—
Contributed capital	—	116,743
Additional paid-in capital	117,393	—
Accumulated earnings	61,486	6,121
Total shareholders’ / members’ equity	179,316	122,864
Total liabilities and shareholders’ / members’ equity	$597,557	$568,305

J.Jill, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(Amounts in thousands)

	For the Fourteen Weeks Ended	For the Thirteen Weeks Ended
	February 3, 2018	January 28, 2017
Net income	$29,348	$2,045
Interest expense	4,736	5,040
Income tax (benefit) provision	(22,365)	3,745
Depreciation and amortization	9,284	8,939
Equity-based compensation expense (a)	243	165
Write-off of property and equipment (b)	17	—
Impairment of long lived assets (c)	2,164	—
Special bonus	624	—
Other non-recurring expenses (d)	117	2,909
Prior period adjustment for tenant allowance (e)	-	(376)
Adjusted EBITDA	$24,168	$22,467

	For the Fifty-Three Weeks Ended	For the Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017
Net income	$55,365	$24,075
Interest expense	19,261	18,670
Income tax (benefit) provision	(5,439)	16,669
Depreciation and amortization	35,052	36,219
Equity-based compensation expense (a)	782	624
Write-off of property and equipment (b)	586	385
Impairment of long lived assets (c)	2,164	—
Special bonus	624	—
Other non-recurring expenses (d)	5,081	9,741
Prior period adjustment for tenant allowance (e)	—	(163)
Adjusted EBITDA	$113,476	$106,220

(a):
Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):	Represents the impairment of assets associated with three underperforming retail locations.
(d):
Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

(e):	Represents the prior period correction to recognize lease incentives as reductions of rental expense by the lessee on a straight-line basis over the term of the new lease, in accordance with ASC 840.

J.Jill, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income
(Unaudited)
(Amounts in thousands, except share and per share data)

	For the Fourteen Weeks Ended	For the Thirteen Weeks Ended
	February 3, 2018	January 28, 2017
Net income and total comprehensive income	$29,348	$2,045
Add: Income tax (benefit) provision	(22,365)	3,745
Income before income tax (benefit) provision	6,983	5,790
Add: Impairment of long lived assets (a)	2,164	—
Add: Other non-recurring expenses(b)	117	2,909
Add: Prior period adjustment for tenant allowance(c)	—	(376)
Adjusted Income before provision for income taxes	9,264	8,323
Less: Adjusted Tax Provision (d)(e)	3,706	4,781
Adjusted net income	$5,558	$3,542
Adjusted net income per common share attributable to common shareholders
Basic	$0.13	$0.08
Diluted	$0.13	$0.08
Weighted average number of common shares outstanding
Basic	41,906,414	43,747,944
Diluted	43,499,744	43,747,944

	For the Fifty-Three Weeks Ended	For the Fifty-Two Weeks Ended
	February 3, 2018	January 28, 2017
Net income and total comprehensive income	$55,365	$24,075
Add: Income tax (benefit) provision	(5,439)	16,669
Income before income tax (benefit) provision	49,926	40,744
Add: Impairment of long lived assets (a)	2,164	—
Add: Other non-recurring expenses(b)	5,081	9,741
Add: Prior period adjustment for tenant allowance(c)	—	(163)
Adjusted Income before provision for income taxes	57,171	50,322
Less: Adjusted Tax Provision (d)(e)	22,868	20,584
Adjusted net income	$34,303	$29,738
Adjusted net income per common share attributable to common shareholders
Basic	$0.82	$0.68
Diluted	$0.79	$0.68
Weighted average number of common shares outstanding
Basic	41,926,157	43,747,944
Diluted	43,571,746	43,747,944

(a):	Represents the impairment of assets associated with three underperforming retail locations.
(b):
Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company.

(c):	Represents the prior period correction to recognize lease incentives as reductions of rental expense by the lessee on a straight-line basis over the term of the new lease, in accordance with ASC 840.
(d):	The February 3, 2018 adjusted tax provision for adjusted net income is estimated by applying 40% to the adjusted income before provision for income taxes.
(e):
The January 28, 2017 adjusted tax provision for adjusted net income is estimated by applying the fiscal year 2016 fourth quarter and full fiscal year tax provision plus the tax effects of adjustments made to net income in the prior year.

Contacts:
Investor Contact:
Caitlin Morahan/Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200
Media Contact:
Alecia Pulman/Kate Kohlbrenner
ICR, Inc.
jillpr@icrinc.com
203-682-8224